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Exhibit 23.4

CONSENT

        The undersigned hereby consents to being named in the registration statement on Form S-1 (Registration No. 333-141504) and in all subsequent amendments and post-effective amendments or supplements thereto and in any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act (the "Registration Statement") of The Blackstone Group L.P., a Delaware limited partnership (the "Partnership"), as an individual to become a director of the general partner of the Partnership and to the inclusion of his biographical information in the Registration Statement.

        In witness whereof, this Consent is signed and dated as of the 4th day of June 2007.

By:	/s/ Lord Nathaniel Charles Jacob Rothschild Lord Nathaniel Charles Jacob Rothschild

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CONSENT